                                                                      EXHIBIT 11

                            THE TIMES MIRROR COMPANY

                       COMPUTATION OF EARNINGS PER SHARE

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                           THIRD QUARTER ENDED         YEAR TO DATE ENDED
                              SEPTEMBER 30,              SEPTEMBER 30,
                         -------------------------  -------------------------
                            1997          1996         1997          1996
                         -----------  ------------  -----------  ------------
PRIMARY
Average shares
 outstanding............  91,846,907   101,178,090   94,077,413   103,432,404
Dilutive stock options
 based on the treasury
 stock method using
 average market price...   2,258,100     3,385,461    2,501,987     3,021,436
                         -----------  ------------  -----------  ------------
  Total.................  94,105,007   104,563,551   96,579,400   106,453,840
                         ===========  ============  ===========  ============
Net income.............. $    66,924  $     55,705  $   178,143  $    127,765
Preferred dividend
 requirements...........      (7,879)      (10,911)     (27,057)      (32,733)
                         -----------  ------------  -----------  ------------
Earnings applicable to
 common shareholders.... $    59,045  $     44,794  $   151,086  $     95,032
                         ===========  ============  ===========  ============
Primary earnings per
 common share........... $       .63  $        .43  $      1.56  $        .89
                         ===========  ============  ===========  ============
FULLY DILUTED
Average shares
 outstanding............  91,846,907   101,178,090   94,077,413   103,432,404
Common shares assumed
 issued upon conversion
 of Series B preferred
 stock..................                 7,789,276    1,481,865     7,789,276
Common shares assumed
 issued upon conversion
 of LYONs...............   2,914,000                  1,803,905
Dilutive stock options
 based on the treasury
 stock method using
 market price at the
 close of the period, if
 higher than average
 market price...........   2,316,241     3,533,764    2,576,001     3,533,764
                         -----------  ------------  -----------  ------------
  Total.................  97,077,148   112,501,130   99,939,184   114,755,444
                         ===========  ============  ===========  ============
Net income.............. $    66,924  $     55,705  $   178,143  $    127,765
Preferred dividend
 requirements...........      (7,879)       (8,236)     (24,351)      (24,707)
Interest expense on
 LYONs, net of tax......       1,376                      2,522
                         -----------  ------------  -----------  ------------
Earnings applicable to
 common shareholders.... $    60,421  $     47,469  $   156,314  $    103,058
                         ===========  ============  ===========  ============
Fully diluted earnings
 per common share....... $       .62  $        .42  $      1.56  $       *
                         ===========  ============  ===========  ============

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* Antidilutive